EXHIBIT 99.1

STONEMOR INC. ANNOUNCES COMPLIANCE WITH NYSE LISTING STANDARDS

TREVOSE, PA – December 23, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today that it received notification from the New York Stock Exchange ("NYSE") on December 23, 2020 that the Company has regained compliance with the NYSE continued listing criteria that requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period. The Company also remains in compliance with all other NYSE continued listing standard rules.

As of December 23, 2020, the last day of the Company’s cure period for compliance with the minimum price condition, StoneMor had a closing share price of $2.58 and an average closing share price of $1.495 over the preceding 30 trading-day period.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 320 cemeteries and 90 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.